Exhibit 99.1

ExamWorks Reports First Quarter 2015 Financial Results;

Revenues of $196.3 million; Adjusted EBITDA of $32.0 million;

Announces Acquisition;

Raises Full Year 2015 Guidance

ATLANTA, GA. May 5, 2015 – ExamWorks Group, Inc. (NYSE: EXAM), a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance services, case management services, and other related services ("IME services"), today reported financial results for the first quarter of 2015.

First Quarter 2015 Highlights

●

Revenues for the first quarter of 2015 were $196.3 million, an increase of $23.3 million, or 13.5%, over the year-ago quarter revenues of $173.0 million. On a constant currency basis, revenues increased 18.1% and organic revenues increased 11.5% during the first quarter of 2015.

●

Adjusted EBITDA for the first quarter of 2015 was $32.0 million (16.3% of revenues), an increase of $4.0 million, or 14.3%, over the year-ago quarter adjusted EBITDA of $28.0 million. Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net income (loss) below and is not a substitute for the GAAP equivalent.

Other Highlights

●

As previously announced, on January 2, 2015, completed the acquisition of substantially all of the assets of ReliableRS, LLC ("Reliable Review"), a Florida-based peer review provider. Reliable Review generates approximately $3 million of annual revenues.

●

On April 14, 2015, completed the acquisition of substantially all of the assets of Landmark Exams, Inc. and Maven Exams, both Texas-based IME providers. These businesses in the aggregate generate approximately $8 million of annual revenues.

●	Debt restructuring April 2015:
o	Completed a new eight-year $500 million senior unsecured note offering with an interest rate of 5.625%;
o	Extended the maturity of our senior secured revolving credit facility for five years and increased the committed availability to $300 million;
o	Extended the maturity date of our working capital facilities in the U.K. for three years; and
o	As of the end of April, we have approximately $95 million of cash on hand and $300 million of committed availability under the senior secured revolving credit facility.

Commentary

Commenting on today's earnings announcement, James K. Price, Chief Executive Officer of ExamWorks, said: "Our customers continue to reward our superior service and platform with their business, and for that we are appreciative of them and our employees around the world who make it possible. We are excited about what we believe are plentiful opportunities for organic and acquisition growth and the expanded resources to pursue them."

Richard E. Perlman, Executive Chairman of ExamWorks, said: "We are proud of our first quarter results. Our strategy and execution continue to deliver strong growth and predictable results, even after currency headwinds and weather challenges in the U.S. Our recent $500 million note offering and refinancing of our credit facilities have strengthened our balance sheet with lower cost capital and give us the flexibility to take advantage of attractive opportunities as they present themselves. We are enthusiastic about 2015 and beyond."

Financial Review

Revenues – For the three months ended March 31, 2015, revenues were $196.3 million, an increase of 13.5% over the $173.0 million of revenues generated in the first quarter of 2014. The increase in revenues was due to organic growth of 6.9% and acquisition growth of 6.6%.

Below is a table presenting our reported revenues and growth rates for each of the regions we serve.

Reported Revenues
	(In thousands except %)
	Three Months Ended March 31,
	2014	2015	As Reported	Constant FX (a)	Organic Constant FX (a)
United States	$106,049	$121,718	14.8%	14.8%	5.5%
United Kingdom	42,053	47,444	12.8%	23.2%	23.4%
Australia	17,419	19,205	10.3%	25.5%	14.5%
Canada	7,507	7,949	5.9%	19.0%	19.0%
Total	$173,028	$196,316	13.5%	18.1%	11.5%

(a) The constant FX columns represent growth rates excluding the effects of currency.

Costs of revenues – For the three months ended March 31, 2015, costs of revenues were $128.2 million, an increase of 15.5% over the $111.0 million in costs of revenues in the first quarter of 2014. The increase was primarily due to increased revenues. Costs of revenues as a percentage of revenues for the first quarter of 2015 were 65.3% compared to 64.2% in the prior year quarter and the result of changes in sales mix and the impact of the legislative change in the U.K. Included in costs of revenues in the first quarter of 2014 and 2015 are approximately $694,000 and $469,000 of share-based compensation expenses, respectively.

Selling, general and administrative expenses ("SGA") – For the three months ended March 31, 2015, SGA expenses were $42.2 million, an increase of 4.2% over the $40.5 million in SGA expenses in the first quarter of 2014. The increase was primarily due to acquisitions. Included in SGA expenses in the first quarter of 2015 are $5.7 million in share-based compensation expenses and ($172,000) in acquisition-related transaction costs and other expenses. Included in SGA expenses in the first quarter of 2014 are $4.7 million in share-based compensation expenses and $1.2 million in acquisition-related transaction costs and other expenses.

Depreciation and amortization expenses ("D&A") – For the three months ended March 31, 2015, D&A expenses were $14.8 million, an increase of 3.5% from the $14.3 million in D&A expenses in the first quarter of 2014. The increase was due to amortization of finite lived intangibles resulting from recent acquisitions, offset by other intangible assets becoming fully amortized in 2014 and 2015. For the three months ended March 31, 2015, amortization expense was $13.1 million and depreciation expense was $1.7 million.

Interest and other expenses, net – For the three months ended March 31, 2015, interest and other expenses, net were $8.0 million, a 5.3% increase over the $7.6 million in interest and other expenses, net in the first quarter of 2014.

Adjusted EBITDA – For the three months ended March 31, 2015, adjusted EBITDA was $32.0 million, an increase of 14.3% over the $28.0 million in adjusted EBITDA in the first quarter of 2014.

Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net income (loss) below and is not a substitute for the GAAP equivalent.

Other financial data – We generated $6.2 million of cash flow from operations in the first quarter of 2015 compared to $3.2 million in the comparable prior year period. We ended the quarter with $20.3 million of cash on hand, $428.4 million of total debt and total leverage as calculated under our credit facility of approximately 3.1x.

In April 2015, we completed an offering of $500.0 million in aggregate principal amount of 5.625% senior notes due 2023 (the "Notes"). Additionally, we amended our Senior Secured Revolving Credit Facility to, among other things, extend the facility through April 2020 and increase the committed availability to $300 million. We also amended our working capital facilities in the U.K., extending those facilities through April 2018. The net proceeds from the offering of the Notes were used to redeem all of the $250.0 million in aggregate principal amount of our outstanding 9.0% senior notes due 2019, to repay all outstanding borrowings under our existing credit facility, to pay related fees and expenses and for general corporate purposes, including acquisitions. As of the end of April, we have approximately $95 million of cash on hand and $300 million of committed availability under the Senior Secured Revolving Credit Facility.

Business Outlook

ExamWorks is providing the following business outlook for the full year and second quarter of 2015 excluding any acquisitions that may be completed:

●

Increasing our prior guidance, our full year 2015 constant currency reported revenues are now expected to increase between 9% and 11% (compared to prior guidance of 8% - 10%) from our 2014 reported revenues of approximately $775 million. Based on recent currency rates, we continue to expect the reported revenue growth rates to be negatively impacted by approximately 5%, or $40 million. We continue to expect organic growth, on a constant currency basis, to range between 5% and 7%.

●

We continue to expect our full year 2015 adjusted EBITDA margin to range between 17% and 18% of reported revenues. On a quarterly basis, our adjusted EBITDA margins as a percentage of reported revenue may fluctuate between 16% and 19%.

●

Second quarter 2015 constant currency revenues are expected to range between $211 million and $217 million before the estimated $11 million unfavorable impact due to currency as compared to prior year reported revenues. This guidance implies a constant currency growth rate ranging between 7.5% and 10.5%. Organic growth on a constant currency basis is expected to range between 4% and 6%.

●

Second quarter 2015 reported adjusted EBITDA margin is expected to range between 16.5% and 17.5% of reported revenues. This adjusted EBITDA margin reflects, among other items, the expected continued impact from the legislative change in the U.K.

About ExamWorks Group

ExamWorks Group, Inc. is a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance services, case management services, and related services ("IME services"). We help our clients manage costs and enhance their risk management processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services. ExamWorks is focused on providing clients a national presence while maintaining the local service and capabilities they need and expect.

Non-GAAP Financial Measures

In connection with the ongoing operation of our business, our management regularly reviews Adjusted EBITDA, a non-GAAP financial measure, to assess our performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, acquisition-related transaction costs, share-based compensation expenses, and other expenses. We believe that Adjusted EBITDA is an important measure of our operating performance because it allows management, lenders, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of changes to our capitalization structure, acquisition-related costs, income tax status, and other items of a non-operational nature that affect comparability.

We believe that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as ours for the reasons discussed above. Additionally, Adjusted EBITDA is used to measure certain financial covenants in our credit facility. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors as well as in our incentive compensation programs for our employees.

Non-GAAP information should not be construed as an alternative to GAAP information, as the items excluded from the non-GAAP measures often have a material impact on our financial results. Management uses, and investors should use, non-GAAP measures in conjunction with our GAAP results.

Below is a table presenting a reconciliation to Adjusted EBITDA from net income (loss), the most comparable GAAP measure, for each of the periods indicated.

Forward Looking Statements

Statements made in this press release that express ExamWorks' or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements, which ExamWorks intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate," or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes. Forward-looking statements may include information concerning ExamWorks' possible or assumed future results of operations, including descriptions of ExamWorks' revenues, profitability, outlook and overall business strategy. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to ExamWorks' operations and business environment, all of which are difficult to predict and many of which are beyond ExamWorks' control. Although ExamWorks believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many uncertainties and factors could affect ExamWorks' actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: our ability to implement our growth strategy and acquisition program; our ability to integrate completed acquisitions; our expansion into international markets; our increasing reliance on national account clients; our ability to secure additional financing; regulation of our industry; our information technology systems and the risk of security and data breaches; our ability to protect our intellectual property rights and other information; our ability to compete successfully with our competitors; our ability to monitor and retain qualified physicians and other medical providers; our ability to obtain, retain and grow customer relationships; our ability to provide accurate health-related risk assessment analyses of data; our ability to comply with existing and future regulation; our ability to retain key management personnel; and restrictions in our credit facility, senior notes indenture and future indebtedness. In addition, the risks discussed in our periodic reports, registration statements and other filings with the Securities and Exchange Commission could cause actual results to differ materially from the results anticipated by forward-looking statements.

You should keep in mind that any forward-looking statement made by ExamWorks herein, or elsewhere, speaks only as of the date on which made. ExamWorks expressly disclaims any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in ExamWorks' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

ExamWorks will host a conference call to discuss the results and other matters at 5:00 p.m. Eastern Time. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (888) 455-1227 in the U.S. or (773) 799-3336 internationally with access code 1941106. A live webcast of the call is also accessible through the Investor Relations section of the company’s web site at http://investorrelations.examworks.com/.

Following the conclusion of the call, a replay of the webcast will be available at the Company’s web site within two hours. Alternatively, a telephonic replay of the call will be available at 7:00 p.m. Eastern Time, and can be accessed until May 12th, 2015 at midnight Eastern Time, by calling (888) 293-8936 in the U.S. or (402) 998-0528 internationally, with access code 562014.

CONTACT:

ExamWorks Group, Inc.

J. Miguel Fernandez de Castro

404-952-2400

Senior Executive Vice President and Chief Financial Officer

investorrelations@examworks.com

SOURCE: ExamWorks Group, Inc.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended March 31,
	2014	2015

Revenues	$173,028	$196,316
Costs and expenses:
Costs of revenues	111,035	128,176
Selling, general and administrative expenses	40,528	42,152
Depreciation and amortization	14,342	14,848
Total costs and expenses	165,905	185,176
Income from operations	7,123	11,140
Interest and other expenses, net:
Interest expense, net	7,577	8,004
Total interest and other expenses, net	7,577	8,004
Income (loss) before income taxes	(454)	3,136
Provision (benefit) for income taxes	(165)	1,112
Net income (loss)	$(289)	$2,024

Per share data:
Net income (loss) per share:
Basic	$(0.01)	$0.05
Diluted	$(0.01)	$0.05

Weighted average number of common shares outstanding:
Basic	37,089	40,418
Diluted	37,089	42,680

Adjusted EBITDA	$28,010	$31,952

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	December 31,	March 31,
	2014	2015
Assets
Current assets:
Cash and cash equivalents	$9,751	$20,282
Accounts receivable, net	203,189	205,759
Prepaid expenses	13,805	12,588
Deferred tax assets	3,776	4,039
Other current assets	1,437	2,071
Total current assets	231,958	244,739

Property, equipment and leasehold improvements, net	15,726	16,055
Goodwill	495,679	490,007
Intangible assets, net	102,583	91,628
Long-term accounts receivable, less current portion	46,401	47,743
Deferred tax assets, noncurrent	29,682	45,737
Deferred financing costs, net	6,169	5,704
Other assets	1,946	2,149
Total assets	$930,144	$943,762

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$57,033	$57,437
Accrued expenses	53,978	52,445
Accrued interest expense	10,667	5,027
Deferred revenue	6,402	5,426
Current portion of contingent earnout obligation	4,473	4,393
Current portion of working capital facilities	40,396	—
Other current liabilities	6,950	7,235
Total current liabilities	179,899	131,963
Senior unsecured notes payable	250,000	250,000
Senior secured revolving credit facility and working capital facilities, less current portion	143,853	178,447
Long-term contingent earnout obligation, less current portion	2,114	—
Deferred tax liability, noncurrent	—	10,580
Other long-term liabilities	9,403	11,619
Total liabilities	585,269	582,609
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; Authorized 50,000,000 shares;
no shares issued and outstanding at December 31, 2014 and March 31, 2015	—	—
Common stock, $0.0001 par value; Authorized 250,000,000 shares;
issued and outstanding 40,371 and 41,280 shares at December 31, 2014 and March 31, 2015, respectively	4	4
Additional paid-in capital	403,945	424,076
Accumulated other comprehensive loss	(14,376)	(20,253)
Accumulated deficit	(36,210)	(34,186)
Treasury stock, at cost; Outstanding 905 shares at December 31, 2014 and March 31, 2015	(8,488)	(8,488)
Total stockholders’ equity	344,875	361,153
Total liabilities and stockholders’ equity	$930,144	$943,762

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the three months ended March 31,
	2014	2015

Operating activities:
Net income (loss)	$(289)	$2,024
Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	14,342	14,848
Amortization of deferred rent	(44)	138
Share-based compensation	5,353	6,136
Excess tax benefit related to share-based compensation	(6,190)	(2,086)
Provision for doubtful accounts	1,359	1,918
Amortization of deferred financing costs	571	587
Deferred income taxes	(2,228)	(1,759)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(12,501)	(14,763)
Prepaid expenses and other current assets	(1,715)	1,010
Accounts payable and accrued expenses	9,612	4,668
Accrued interest expense	(5,457)	(5,640)
Deferred revenue and customer deposits	442	(133)
Other liabilities	(50)	(784)
Net cash provided by operating activities	3,205	6,164
Investing activities:
Cash paid for acquisitions, net	(97,153)	(2,299)
Purchases of building, equipment and leasehold improvements, net	(712)	(2,229)
Working capital and other settlements for acquisitions	(1,142)	(91)
Proceeds from (cash paid for) foreign currency net investment hedges	(3,356)	4,812
Other	(839)	(1,250)
Net cash used in investing activities	(103,202)	(1,057)
Financing activities:
Net borrowings (repayments) under senior secured revolving credit facility	71,012	(3,853)
Proceeds from the exercise of options and warrants	14,637	8,855
Excess tax benefit related to share-based compensation	6,190	2,086
Net borrowings (repayments) under working capital facilities	4,123	(132)
Payment of deferred financing costs	(225)	—
Repayment of subordinated unsecured notes payable	(333)	—
Payment of contingent earnout obligation	—	(1,023)
Net cash provided by financing activities	95,404	5,933
Exchange rate impact on cash and cash equivalents	268	(509)
Net increase (decrease) in cash and cash equivalents	(4,325)	10,531
Cash and cash equivalents, beginning of period	12,829	9,751
Cash and cash equivalents, end of period	$8,504	$20,282

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Reconciliation to Adjusted EBITDA
(In thousands)
(Unaudited)

	For the three months ended March 31,
	2014	2015
Net income (loss)	$(289)	$2,024
Share-based compensation expense (1)	5,353	6,136
Depreciation and amortization	14,342	14,848
Acquisition-related transaction costs	1,192	(382)
Other expenses (2)	-	210
Interest and other expenses, net	7,577	8,004
Provision (benefit) for income taxes	(165)	1,112
Adjusted EBITDA	$28,010	$31,952

(1)

Share based compensation expense of $694,000 and $469,000 is included in costs of revenues for the three months ended March 31, 2014 and 2015, respectively, and the remainder is included in SGA expenses.

(2)	Other expenses consist principally of integration related expenses, such as facility termination costs, severance and relocation costs associated with our acquisition strategy.